February  17, 1998                        For additional information contact
                                          G. William Beale, (540) 633-5031


FOR IMMEDIATE RELEASE

        UNION BANKSHARES ANNOUNCES COMPLETION OF BRANCH ACQUISITION

   (BOWLING GREEN, VA) -- G. William Beale, President of Union Bankshares Corporation is pleased to announce that effective Tuesday, February 17, 1998, after several months of transition activities, five former Signet branches have officially become a part of Union Bankshares Corporation, opening their doors as Northern Neck State Bank or King George State Bank. Four of the five branches (located in Burgess, Kilmarnock, Reedville and White Stone) are now operating as Northern Neck State Bank, with the fifth branch in Colonial Beach, operating as a branch of King George State Bank.

  About the acquisition of branches, E. Peyton Motley, Executive Vice President of Union Bankshares and President of Northern Neck State Bank, said, "We are genuinely excited to bring these branches into our family of community banks, allowing us to extend our banking franchise throughout the entire Northern Neck area and giving us the largest branch network in the Northern Neck. We are also pleased to bring a new community banking option to these communities, and if the early response from employees and customers holds true we are confident that the banking needs of our new customers will be well-served, with their expectations more than exceeded."

         The five new branches will increase total assets of Union Bankshares Corporation to over $656 million. With the addition of the four new branches, Northern Neck State Bank will have nine branches. By adding the new Colonial Beach branch to their existing branch in King George, King George State Bank will now have two branches.

        Union Bankshares' Common Stock is traded on the National Over-The-Counter Market and is quoted on the National Market System of NASDAQ under ticket symbol UBSH. It is also listed in some newspapers under the NASDAQ National Market heading "UnBkCp" or "UnionBS." Union Bankshares website can be found at www.ubsh.com.

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